EXHIBIT 99.1

For Immediate Release

American Power Conversion Board of Directors Appoints Emanuel Landsman Director Emeritus

WEST KINGSTON, R.I. – April 20, 2005 – American Power Conversion (Nasdaq:APCC) (APC) announced today that its board of directors has appointed Emanuel (Manny) Landsman a Director Emeritus of the company.  This appointment is effective as of the close of APC’s Annual Meeting of Shareholders, currently scheduled for June 9, 2005.

Dr. Landsman is one of three founders of APC and has served on its board of directors and as a vice president since the company’s inception.  Dr. Landsman has informed APC’s board of directors that he will not stand for reelection to the board in 2005.  At this time, APC’s board of directors does not intend to fill the vacancy created by Dr. Landsman’s decision not to stand for reelection.  Dr. Landsman will continue to serve on the company’s board of directors until APC’s 2005 Annual Meeting of Shareholders.  His role as a vice president of the company will remain unchanged.

 “Manny has been an invaluable asset to APC and its board of directors since co-founding the company in 1981,” said Rodger B. Dowdell, Jr., APC’s president and chief executive officer.  “We are extremely pleased that he will continue to provide his expertise to APC as an active member of APC’s research and development team and as a trusted advisor to the board.”

In the role of Director Emeritus, Dr. Landsman will continue to provide his expert advice to the board of directors but will not have voting power.  Dr. Landsman is a recognized expert in the field of power electronics and in 2002 received the IEEE PELS - William E. Newell Award.  This award has been presented annually since 1977 by the Power Electronics Society for outstanding achievement in power electronics and has come to represent recognition by one’s peers as an outstanding contributor to the field of power electronics.

Prior to founding APC, Dr. Landsman was a member of the technical staff at Massachusetts Institute of Technology’s (MIT) Lincoln Laboratory, where he was in the Space Communications Group from 1966 to 1977 and the Energy Systems Engineering Group from 1977 to 1981.  He received a BS from MIT in 1958, a MS from MIT in 1959, and a Doctor of Science from MIT in 1966.

About American Power Conversion

Founded in 1981, American Power Conversion (Nasdaq: APCC) is a leading provider of global, end-to-end infrastructure availability solutions.  APC’s comprehensive products and services offering, which is designed for both home and corporate environments, improves the availability, manageability and performance of sensitive electronic, network, communication and industrial equipment of all sizes.  APC, headquartered in West Kingston, Rhode Island, reported sales of $1.7 billion for the year ended December 31, 2004, and is a Fortune 1000, Nasdaq 100 and S&P 500 Company.  All trademarks are the property of their owners.  Additional information about APC and its global end-to-end solutions is available at www.apc.com or by calling 800-877-4080.

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For more information contact:

Investors:

Donald Muir, chief financial officer, 401-789-5735, ext. 2105

Debbie Hancock, director, investor relations, 401-789-5735, ext. 2994

Media:

Chet Lasell, APC director, public relations-North America, 800-788-2208 ext. 2693, chet.lasell@apcc.com